                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 5)1

                               MAXWORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    539441105
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  June 13, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 45 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 2 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 3 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 4 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 5 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,715,669
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,715,669
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,715,669
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 6 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               COUCHMAN PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 7 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               COUCHMAN CAPITAL LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 8 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               JONATHAN COUCHMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,537,362
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,537,362
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,537,362
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.27%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 9 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               FURTHERFIELD PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 10 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               SKILES PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 11 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               DB3 HOLDINGS CORP.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 12 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               DANIEL A. BREEN III
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   110,000
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                110,000
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     110,000
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.45%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 13 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               STEVEN J. PULLY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 14 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               TIMOTHY A. BIENEK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 15 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               JOHN MURRAY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 16 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               CARL E. ESREY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 17 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               DANIEL ROUTMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 18 of 45 pages
----------------------                                   -----------------------

================================================================================
     1         NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               THE MAXWORLDWIDE FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%(2)
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(2)         The  members  of  The   MaxWorldwide   Full  Value   Committee  each
            beneficially owns such amount of Common Stock as reported  elsewhere in this Schedule 13D.

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 19 of 45 pages
----------------------                                   -----------------------

            The following constitutes Amendment No. 5 ("Amendment No. 5") to the
Schedule 13D filed by the undersigned.  This Amendment No. 5 amends the Schedule
13D as specifically set forth herein.

            Item 2 is hereby amended to add the following:

            On  June  13,  2003,  Newcastle  Partners,   Newcastle   Management,
Newcastle  Group,  Mark E.  Schwarz,  Couchman LP,  Couchman  Capital,  Jonathan
Couchman, Furtherfield Partners, L.P., Skiles Partners, L.P., DB3 Holdings Corp.
and Daniel A.  Breen III  entered  into the Voting  Agreement  (as  defined  and described in Item 4 below) pursuant to which,  among other things,  such parties agreed to file this  Amendment No. 5 to provide for the  withdrawal of Steven J.
Pully, Timothy A. Bienek, John Murray, Carl E. Esrey and Daniel Routman from the
Section  13(d)  group  formed  by the  Reporting  Persons  for  the  purpose  of soliciting  proxies at the next annual  meeting of  stockholders  of the Issuer.
Accordingly,  Steven J. Pully, Timothy A. Bienek, John Murray, Carl E. Esrey and
Daniel  Routman hereby  withdraw from the Committee and are no longer  Reporting
Persons.  The  remaining  Reporting  Persons  will  continue  filing  as a group statements  on  Schedule  13D with  respect  to their  beneficial  ownership  of securities of the Issuer to the extent required by law.

            The  principal  business  address  of  each of  Newcastle  Partners,
Newcastle  Management,  Newcastle  Group,  Mark E. Schwarz and the Committee has
been changed to 300 Crescent Court, Suite 1110, Dallas, Texas 75201.

            Item 4 and Item 6 are hereby amended to add the following:

            On May 12, 2003,  the Issuer filed with the  Securities and Exchange
Commission a preliminary  proxy statement (the "Proxy  Statement") in connection with its  solicitation of proxies for its annual meeting of stockholders for the purpose of voting  upon,  among other  things (a) the  adoption of that  certain
Agreement  and Plan of  Merger,  dated as of March  12,  2003,  by and among the
Issuer, Bulldog Holdings, Inc., Millie Sub Acquisition, LLC, The Excite Network,
Inc.,  L90,  Inc.,  Picasso  Media  Acquisition,  Inc.  and Millie Sub, LLC (the
"Merger  Agreement"),  (b) the proposed Plan of Liquidation  and  Dissolution of
MaxWorldwide,  Inc.  and  Subsidiaries  (the  "Plan  of  Liquidation"),  and (c)
management's  slate of six  nominees to the  Issuer's  Board of  Directors  (the
"Management  Slate").  As an inducement for the Issuer and the Reporting Persons
(excluding Messrs. Pully, Bienek,  Murray, Esrey and Routman) to resolve certain disagreements through, among other things, the transactions  contemplated by the
Merger  Agreement  and the Plan of  Liquidation,  the Issuer  and the  Reporting
Persons  entered into that certain Voting  Agreement,  dated as of June 13, 2003
(the "Voting  Agreement"),  whereby each of the Reporting Persons agreed to vote all of their  shares of Common Stock in favor of the Merger  Agreement,  Plan of
Liquidation,   any  other  matter   required  to  facilitate  the   transactions
contemplated by the Merger Agreement and Plan of Liquidation, and the Management
Slate and to grant to the Issuer  irrevocable  proxies to vote on such  matters.
The Voting  Agreement  also provides for,  among other things,  restrictions  on transfer  of the  shares of Common  Stock  beneficially  owned by the  Reporting
Persons, mutual releases of claims of the parties, amendment to the form of Plan of  Liquidation  to be  submitted  for  approval by the  Issuer's  stockholders,

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 20 of 45 pages
----------------------                                   -----------------------

amendment  to the  termination  provisions  of  William  Apfelbaum's  consulting agreement  with the Issuer,  the  reimbursement  by the Issuer of certain  legal expenses  incurred by the Committee,  and the matters described in Item 2 above.
In addition,  the Voting  Agreement  provides that if a special  distribution of
$12,250,000  to the  Issuer's  stockholders,  as further  described in the Proxy
Statement,  has not been made within 60 days of the  closing  date of the Merger
Agreement, the Issuer shall promptly cause the election to the Issuer's Board of
Directors  of  one  person  designated  by the  Reporting  Persons.  The  Voting
Agreement is attached hereto as an exhibit and incorporated  herein by reference and all references contained herein are qualified in their entirety by reference to the Voting Agreement.

            Item 7 is hereby amended to add the following exhibit:

            4. Voting Agreement dated as of June 13, 2003.

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 21 of 45 pages
----------------------                                   -----------------------

                                   SIGNATURES
                                   ----------

            After due inquiry and to the best of his knowledge and belief,  each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 20, 2003                  NEWCASTLE PARTNERS, L.P.

                                       By: Newcastle Capital Management, L.P.,
                                           its general partner
                                       By: Newcastle Capital Group, L.L.C.,
                                           its general partner

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                       By: Newcastle Capital Group, L.L.C.,
                                           its general partner

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       NEWCASTLE CAPITAL GROUP, L.L.C.

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                                       /s/ Mark E. Schwarz
                                       -----------------------------------------
                                       MARK E. SCHWARZ

                                       COUCHMAN CAPITAL LLC

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       Jonathan Couchman
                                       Member of Management Board

                                       COUCHMAN PARTNERS, L.P.

                                       By: Couchman Capital LLC, its
                                           general partner

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       Jonathan Couchman
                                       Member of Management Board

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 22 of 45 pages
----------------------                                   -----------------------

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       JONATHAN COUCHMAN

                                       FURTHERFIELD PARTNERS, L.P.

                                       By: Skiles Partners, L.P.,
                                           its general partner
                                       By: DB3 Holdings Corp.,
                                           its general partner

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       SKILES PARTNERS, L.P.

                                       By: DB3 Holdings Corp., its general partner

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       DB3 HOLDINGS CORP.

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       DANIEL A. BREEN III

                                       /s/ Steven J. Pully
                                       -----------------------------------------
                                       STEVEN J. PULLY

                                       /s/ Timothy A. Bienek
                                       -----------------------------------------
                                       TIMOTHY A. BIENEK

                                       /s/ John Murray
                                       -----------------------------------------
                                       JOHN MURRAY

                                       /s/ Carl E. Esrey
                                       -----------------------------------------
                                       CARL E. ESREY

                                       /s/ Daniel Routman
                                       -----------------------------------------
                                       DANIEL ROUTMAN

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 23 of 45 pages
----------------------                                   -----------------------

                                  EXHIBIT INDEX

Exhibit                                                                    Page
-------                                                                    ----

1.      Joint Filing agreement dated as of September 16,
        2002 (previously filed)

2.      Nomination Letter dated September 18, 2002
        (previously filed)

3.      Letter from Newcastle Partners to William M.
        Apfelbaum dated September 18, 2002 (previously
        filed)

4.      Voting Agreement dated as of June 13, 2003                     24 to 45

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 24 of 45 pages
----------------------                                   -----------------------

                                VOTING AGREEMENT
                                ----------------

            This VOTING  AGREEMENT (this  "Agreement"),  is dated as of June 13,
2003, by and among MaxWorldwide,  Inc., a Delaware  corporation (the "Company"), and each of the parties who has executed this  Agreement on the signature  pages hereof (each, a "Stockholder," and collectively, the "Stockholders").

                              W I T N E S S E T H:

            A. The Company, Bulldog Holdings, Inc., Millie Sub Acquisition, LLC,
The Excite Network, Inc., L90, Inc., Picasso Media Acquisition,  Inc. and Millie
Sub, LLC have entered into that certain  Agreement and Plan of Merger,  dated as of March 12,  2003 (as it has been to date,  and may in the future  from time to time be, amended (as so amended, the "Merger Agreement")),  providing for, among other  things,  the sale and  disposition  of  substantially  all the  remaining operating business of the Company on the terms and subject to the conditions set forth therein  (capitalized  terms used herein and not  otherwise  defined shall have the meanings ascribed to such terms in the Merger Agreement).

            B. As of the date hereof,  each  Stockholder  beneficially  owns the number of shares of the  Company's  common  stock as set forth on  Attachment  A hereto (such shares,  and any  additional  shares of the Company's  common stock acquired after the date hereof,  the "Owned Shares").  The  Stockholders,  along with  certain  other  individuals,  comprise  a group (the  "Group")  within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), and the rules promulgated thereunder. The Stockholders, as such and as the Group,  have filed with the Securities and Exchange  Commission  (the
"SEC")  that  certain  Schedule  13D,  through  amendment  No. 4 thereto  (as so amended, the "Schedule 13D"), on October 10, 2002.

            C. The Company filed its  preliminary  proxy statement with the SEC, pursuant to the Exchange Act, on May 12, 2003,  and will amend such  preliminary
proxy  statement  (as  so  amended,  the  "Preliminary  Proxy  Statement"),   in
connection  with  its   solicitation  of  proxies  for  its  annual  meeting  of
stockholders  (together with any  adjournments  or  postponements  thereof,  the
"Annual  Meeting").  Prior  to  mailing  to  the  Company's  stockholders,   the
Preliminary   Proxy  Statement,   in  definitive  form  (the  "Definitive  Proxy
Statement"),  will be filed with the SEC. At the Annual  Meeting,  the Company's stockholders  will vote upon,  among other things (i) the adoption of the Merger
Agreement  and  approval  of the Merger,  (ii) the  Company's  proposed  Plan of
Liquidation and Dissolution of MaxWorldwide, Inc. and Subsidiaries (the "Plan of
Liquidation"),  and (iii)  management's  slate of six nominees to the  Company's
Board of  Directors,  as  described  in the  Preliminary  Proxy  Statement  (the
"Management Slate").

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 25 of 45 pages
----------------------                                   -----------------------

            D. The Stockholders  desire to express their support for the Merger, the Plan of Liquidation and the Management Slate.

            E.  The  Company,  on  the  one  hand,  and  the  Stockholders  both individually  and as the Group, on the other hand, have had  disagreements,  but wish to provide for the orderly resolution of those disagreements through, among other things, the transactions contemplated by the Merger Agreement and the Plan of Liquidation,  based upon the terms, and subject to the conditions,  set forth herein.

            NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration  given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

            1.  AGREEMENT TO VOTE; IRREVOCABLE PROXY.

                1.1  AGREEMENT TO VOTE.  Each  Stockholder  hereby  agrees that, during the time this Agreement is in effect,  at any meeting of the stockholders of the Company, including without limitation the Annual Meeting, however called, or  any  adjournment  or  postponement  thereof,  or by  written  consent,  such
Stockholder  shall be  present  (in person or by proxy) and vote (or cause to be voted)  all of its  Owned  Shares  (a) in favor of  approval  of (i) the  Merger
Agreement and the transactions contemplated thereby,  including the Merger, (ii)
the Plan of  Liquidation,  (iii) any other matter that is required to facilitate
the   transactions   contemplated  by  the  Merger  Agreement  or  the  Plan  of
Liquidation, and (iv) the Management Slate; and (b) except as otherwise provided in Section 4.2 hereof,  against any Takeover  Proposal and against any action or agreement  that would impair the ability of the Company to consummate the Merger or the  Plan of  Liquidation  or that  would  otherwise  be  inconsistent  with, prevent, impede or delay the consummation thereof and against any nominee to the
Company's Board of Directors, other than the Management Slate.

                1.2 IRREVOCABLE  PROXY. With respect to the matters described in
Section 1.1, for so long as this Agreement has not been  terminated  pursuant to its terms,  each Stockholder  hereby  irrevocably  appoints Mitchell Cannold and
Peter M. Huie,  and each of them,  voting  alone,  as its proxy  (which proxy is irrevocable  and which  appointment  is coupled with an interest,  including for purposes of Section 212 of the  Delaware  General  Corporation  Law) to vote all
Owned Shares of such Stockholder on the matters described in Section 1.1, and in accordance  therewith.  Each Stockholder agrees to execute any further agreement or form reasonably  necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

            2.   REPRESENTATIONS  AND  WARRANTIES  OF  THE  STOCKHOLDERS.   Each
Stockholder  hereby severally  represents and warrants to the Company (except as to Section 2.5, as to which all Stockholders jointly and severally represent and warrant to the Company) as follows:

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 26 of 45 pages
----------------------                                   -----------------------

                 2.1 DUE  ORGANIZATION.  Stockholder,  if a corporation or other entity,  has been duly  organized,  is validly  existing and is in good standing under the laws of the state of its incorporation, formation or organization.

                 2.2  POWER;  DUE   AUTHORIZATION;   BINDING   AGREEMENT.   Such
Stockholder has full legal capacity,  power and authority to execute and deliver this  Agreement,  to perform its  obligations  hereunder and to  consummate  the transactions  contemplated  hereby.  This  Agreement  has been duly and  validly executed and delivered by such  Stockholder  and constitutes a valid and binding
agreement  of  such  Stockholder,   enforceable   against  such  Stockholder  in
accordance  with its terms,  except  that  enforceability  may be subject to the effect of any applicable bankruptcy,  reorganization,  insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors  rights generally and to general principles of equity.

                 2.3 OWNERSHIP OF SHARES.  On the date hereof,  the Owned Shares set forth opposite such  Stockholder's  name on Attachment A hereto are owned of record or  beneficially  by such  Stockholder  and  include all of the shares of
capital  stock  of  the  Company  owned  of  record  or   beneficially  by  such
Stockholder,  free and clear of any  claims,  liens,  encumbrances  or  security interests.  As of the date hereof,  such  Stockholder  has sole voting power and sole dispositive  power with respect to all of such Owned Shares,  except to the extent set forth in the Schedule 13D.

                 2.4 NO CONFLICTS.  The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such  Stockholder  will not (a) except for an  amendment  to the Schedule 13D contemplated by Section 4.6,  require such  Stockholder to obtain the consent or approval of, or make any filing with or  notification  to, any  governmental  or regulatory  authority,  domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement,  obligation or instrument binding on such  Stockholder or its properties and assets,  (c) conflict with or violate any organizational document or law, rule, regulation,  order, judgment or decree applicable  to  such  Stockholder  or  pursuant  to  which  any  of  its  or its affiliates'  respective  properties or assets are bound or (d) violate any other material agreement to which such Stockholder or any of its affiliates is a party including,  without limitation,  any voting agreement,  stockholders  agreement, irrevocable proxy or voting trust, except for any consent,  approval,  filing or notification  which has been  obtained  as of the date  hereof or the failure of which to obtain,  make or give would not,  or any  conflict or  violation  which would not, impair such  Stockholder's  ability to perform its obligations  under this Agreement. Except as provided in the Schedule 13D, the Owned Shares of such
Stockholder are not, with respect to the voting or transfer thereof,  subject to any other agreement,  including any voting  agreement,  stockholders  agreement, irrevocable proxy or voting trust.

                 2.5 LEGAL FEES. The Group has incurred actual legal expenses of not less than $75,000 in connection with its activities related to the Company.

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 27 of 45 pages
----------------------                                   -----------------------

            3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Stockholders as follows:

                 3.1 POWER; DUE AUTHORIZATION; BINDING AGREEMENT. The Company is
a corporation  duly organized,  validly  existing and in good standing under the laws of the  State of  Delaware.  The  Company  has  full  corporate  power  and authority  to execute and deliver  this  Agreement,  to perform its  obligations hereunder and to consummate the transactions  contemplated hereby. The execution and  delivery  of this  Agreement  and the  consummation  by the  Company of the transactions  contemplated  hereby have been duly and validly  authorized by all necessary corporate action on the part of the Company,  and no other proceedings on the part of the Company are  necessary  to  authorize  this  Agreement  or to consummate the transactions  contemplated  hereby.  This Agreement has been duly and validly  executed and  delivered by the Company and  constitutes a valid and binding agreement of the Company,  except that  enforceability may be subject to the effect of any applicable bankruptcy, reorganization,  insolvency, moratorium or other  similar  laws  affecting or relating to the  enforcement  of creditors rights generally and to general principles of equity.

                 3.2 NO CONFLICTS.  The execution and delivery of this Agreement by the Company does not, and the  performance  of the terms of this Agreement by the  Company  will  not (a)  except  for  amendments  to the  Preliminary  Proxy
Statement or Definitive Proxy Statement, as the case may be, require the Company to obtain the  consent or approval  of, or make any filing with or  notification to, any governmental or regulatory  authority,  domestic or foreign, (b) require the  consent  or  approval  of any  other  person  pursuant  to  any  agreement, obligation or instrument  binding on the Company or its  properties  and assets,
(c)  conflict  with  or  violate  any  organizational  document  or  law,  rule, regulation,  order,  judgment or decree applicable to the Company or pursuant to which any of its or its subsidiaries' respective assets are bound or (d) violate any other material  agreement to which the Company or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation  which would not,  impair the  Company's ability to perform its obligations under this Agreement.

            4. CERTAIN  COVENANTS OF THE STOCKHOLDERS.  Each Stockholder  hereby severally covenants and agrees with the Company as follows:

                 4.1 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Such
Stockholder hereby agrees,  while this Agreement is in effect, at any time prior to  the  later  to  occur  of  the  Closing  or any  meeting  of  the  Company's stockholders at which any of the matters described in Section 1.1 is acted upon, not to take the following  actions,  except in accordance  with Section 4.2: (a)
sell, transfer,  pledge, encumber, assign or otherwise dispose of, or enter into any contract,  option or other arrangement or understanding  with respect to the sale,  transfer,  pledge,  encumbrance,  assignment or other  disposition of, or limitation  on the  voting  rights  of,  any of the  Owned  Shares  held by such
Stockholder,  (b) grant any  proxies or powers of  attorney,  deposit  any Owned

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 28 of 45 pages
----------------------                                   -----------------------

Shares  held by such  Stockholder  into a voting  trust  or enter  into a voting agreement  with respect to any Owned Shares held by such  Stockholder,  (c) take any action that would cause any  representation  or warranty of such Stockholder contained  herein to become untrue or incorrect or have the effect of preventing or  disabling  such  Stockholder  from  performing  its  obligations  under this
Agreement  or (d)  commit  or agree to take any of the  foregoing  actions.  Any transfer of Owned Shares held by such  Stockholder not permitted hereby shall be null and void. Such Stockholder agrees that any such prohibited transfer may and should be enjoined.  If any involuntary transfer of any of the Owned Shares held by such Stockholder shall occur  (including,  but not limited to, a sale by such
Stockholder's  trustee  in any  bankruptcy,  or a  sale  to a  purchaser  at any creditor's or court sale),  the  transferee  (which term, as used herein,  shall include  any and all  transferees  and  subsequent  transferees  of the  initial transferee)  shall  take  and  hold  such  Owned  Shares  subject  to all of the restrictions,  liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

                 4.2  EXCEPTIONS  TO  RESTRICTION  ON TRANSFER.  Notwithstanding
Section 4.1 above,  such  Stockholder  may (a) tender any of the Owned Shares in response to an unsolicited  tender or exchange offer that constitutes a Superior
Proposal and is  recommended  by the Company in its  Schedule  14d-9 and that is open to all the Company's  stockholders by a third party  unaffiliated  with the
Group,  or (b) take any action  described  in Section 4.1 if the  Company  gives prior written consent to such action.

                 4.3 ADDITIONAL SHARES.  Such Stockholder  hereby agrees,  while this Agreement is in effect, to promptly notify the Company of the number of any new Owned Shares  acquired by such  Stockholder,  if any, after the date hereof.
Any such shares shall be subject to the terms of this  Agreement as though owned by such Stockholder on the date hereof.

                 4.4 RELEASE AND COVENANT NOT TO SUE.

                     (a) As a material  inducement  to the Company to enter into
this  Agreement,   each  Stockholder  hereby  irrevocably  and   unconditionally
releases,  acquits  and forever  discharges  the Company and each and all of its subsidiaries,  related and affiliated entities, and each and all of its and such
subsidiaries'   and  related  and  affiliated   entities'   respective   owners,
stockholders, predecessors, successors, assigns, directors, officers, employees, partners,  representatives,  insurers,  agents and  attorneys,  and all  persons acting by,  through,  under or in concert  with any of them  (collectively,  the
"Company  Releasees"),  or any of them, from any and all Stockholder Claims. The term "Stockholder  Claims" shall mean any and all charges,  claims,  complaints, liabilities,  obligations,  promises,  agreements,  damages,  actions, causes of action, suits, rights,  demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (and including,  without limitation,  any rights or claims with respect to any breach or alleged  breach of any contract  (express or  implied),  any covenant of good faith and fair dealing (express or implied), any breach or alleged breach of any fiduciary duty, any tort, or any federal,  state or other governmental  statute, regulation or ordinance),  which Stockholder now has or claims to have, or which

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 29 of 45 pages
----------------------                                   -----------------------

Stockholder at any time heretofore had or claimed to have, or which  Stockholder at any time  hereafter  may have or  claim  to have  against  each or any of the
Company  Releasees,  whether owned by or in the name of such  Stockholder or the
Group,  or by or in the  name of the  Company  or any  other  Company  Releasee;
provided, however, that this Release does not affect or relate to the rights and obligations of the Stockholders (i) under this Agreement, or (ii) to receive any proceeds to which they are  otherwise  entitled  which may be paid to certain of the Company's  stockholders  as members of a class pursuant to the settlement of the litigation described on Exhibit B hereto.

                     (b) As a material  inducement to the  Stockholders to enter
into  this  Agreement,   the  Company  hereby  irrevocably  and  unconditionally
releases,  acquits and forever  discharges each  Stockholder and each and all of its subsidiaries,  related and affiliated entities,  and each and all of its and such  subsidiaries'  and related and  affiliated  entities'  respective  owners, stockholders, predecessors, successors, assigns, directors, officers, employees, partners,  representatives,  insurers,  agents and  attorneys,  and all  persons acting by,  through,  under or in concert  with any of them  (collectively,  the
"Stockholder  Releasees"),  or any of them, from any and all Company Claims. The term  "Company  Claims"  shall  mean any and all  charges,  claims,  complaints, liabilities,  obligations,  promises,  agreements,  damages,  actions, causes of action, suits, rights,  demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (and including,  without limitation,  any rights or claims with respect to any breach or alleged  breach of any contract  (express or  implied),  any covenant of good faith and fair dealing (express or implied), any breach or alleged breach of any fiduciary duty, any tort, or any federal,  state or other governmental  statute, regulation or ordinance),  which the Company now has or claims to have, or which the Company at any time  heretofore had or claimed to have, or which the Company at any time  hereafter  may have or  claim  to have  against  each or any of the
Stockholder  Releasees,  whether  owned by or in the name of the  Company or its subsidiaries,  or by or in the name of any Stockholder or any other  Stockholder
Releasee;  provided, however, that this Release does not affect or relate to the rights and obligations of the Company under this Agreement.

                     (c) Each  Stockholder  acknowledges  and agrees that,  as a condition of this Agreement, such Stockholder expressly releases all Stockholder
Claims that such  Stockholder  knows about as well as those such Stockholder may not know about.  For the purpose of implementing a full and complete release and discharge  of  each  and  all  of  the  Releasees,  such  Stockholder  expressly acknowledges  that this Agreement is intended to include and does include in its effect,  without limitation,  all Claims which such Stockholder does not know or suspect to exist in such Stockholder's favor at the time such Stockholder signed this Agreement and that this Agreement expressly contemplates the extinguishment of all such Stockholder  Claims. The Company  acknowledges and agrees that, as a condition of this Agreement,  the Company expressly  releases all Company Claims that the  Company  knows  about as well as those the  Company may not know about against  any  such  Stockholder.  For the  purpose  of  implementing  a full and complete release and discharge of each and all of the Stockholder Releasees, the
Company  expressly  acknowledges  that this Agreement is intended to include and

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 30 of 45 pages
----------------------                                   -----------------------

does include in its effect,  without  limitation,  all Company  Claims which the
Company does not know or suspect to exist in the Company's favor at the time the
Company signed this Agreement and that this Agreement expressly contemplates the extinguishment of all such Company Claims.

                     (d) Each Stockholder hereby irrevocably and unconditionally waives and gives up any right to, and covenants and agrees not to and not permit any other party acting on its behalf to,  commence or bring any action,  charge, lawsuit, claim, cause of action, demand or complaint, against the Company or any other Company  Releasee,  or to seek or be entitled to any equitable or monetary relief in any action or in connection  with any charge or complaint  that may be commenced or brought on its behalf with respect thereto,  except with respect to
the  enforcement  of  this  Agreement.   The  Company  hereby   irrevocably  and
unconditionally  waives and gives up any right to, and  covenants and agrees not to and not permit any other party acting on its behalf to, commence or bring any action, charge,  lawsuit,  claim, cause of action, demand or complaint,  against any  such  Stockholder  or any  other  Stockholder  Releasee,  or to  seek or be entitled to any equitable or monetary relief in any action or in connection with any charge or  complaint  that may be  commenced  or brought on its behalf  with respect thereto, except with respect to the enforcement of this Agreement.

                     (e) Each  Stockholder  represents that such Stockholder has not  filed  or made in any  court,  with  any  governmental  entity  or with any arbitrator any Stockholder Claim against the Company or any of the other Company
Releasees.  Each  Stockholder  promises never to initiate against the Company or any other of the Company Releasees any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Stockholder Claim.
The  Company  represents  that it has not filed or made in any  court,  with any governmental  entity  or with any  arbitrator  any  Company  Claim  against  any
Stockholder  or any of the other  Stockholder  Releasees.  The Company  promises never to  initiate  against  any  Stockholder  or any  other of the  Stockholder
Releasees any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Company Claim.

                     (f)  Each  Stockholder  represents  and  agrees  that  such
Stockholder has not assigned or transferred, to any person or entity, any of the
Stockholder  Claims.  The Company represents and agrees that the Company has not assigned or transferred, to any person or entity, any of the Company Claims.

                     (g) Each party acknowledges that this Agreement effects the settlement of existing and potential  claims,  and nothing herein is intended to constitute,  and shall not be  construed  as, an  admission  of liability to any party or to any person.

                 4.5 FURTHER  ASSURANCES.  From time to time,  at the request of the Company and without further  consideration,  each Stockholder  shall execute and deliver such additional documents and take all such further action as may be necessary  or  desirable  to  consummate  and make  effective  the  transactions contemplated by Sections 1, 4 and 5 of this Agreement.

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CUSIP No. 539441105                   13D                    Page 31 of 45 pages
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                 4.6 AMENDMENT OF SCHEDULE  13D.  Promptly upon the execution of this Agreement,  the Stockholders  jointly and severally shall further amend the
Schedule  13D as  required  by law and  shall,  in any  event,  provide  in such amendment for the withdrawal from the Group of Messrs.  Steven J. Pully, Timothy
A. Bienek, John Murray, Carl E. Esrey and Daniel Routman.

            5. STOP  TRANSFER  ORDER.  In  furtherance  of this  Agreement,  and concurrently  herewith,  each  Stockholder  shall and hereby does  authorize the
Company or the  Company's  counsel to notify the Company's  transfer  agent that there is a stop transfer order with respect to all of the Owned Shares.

            6. CERTAIN COVENANTS OF THE COMPANY.

               6.1 AMENDMENT OF PLAN OF LIQUIDATION. The Company agrees to amend the Plan of Liquidation in the form annexed to the  Preliminary  Proxy Statement to read in its entirety as set forth on Exhibit A attached  hereto and to submit for approval the Plan of Liquidation in  substantially  such amended form to the
Company's  stockholders  in  its  Definitive  Proxy  Statement,  subject  to any revisions thereto required by the SEC.

               6.2 COURSE OF CONDUCT.  The Company  agrees that it will use best efforts to (a) resolve all  comments  that the SEC may have with  respect to the
Preliminary  Proxy Statement as soon as practicable and to file with the SEC the
Definitive Proxy Statement promptly thereafter,  (b) hold the Annual Meeting not later than 60 days after the filing of the Definitive  Proxy  Statement with the
SEC,  and (c)  close  the  transactions  contemplated  by the  Merger  Agreement promptly after the Annual Meeting to the extent the Merger Agreement is approved by the Company  stockholders and not otherwise terminated in accordance with its terms.  The Company agrees to use its commercially  reasonable  efforts to cause its Board of  Directors  to act,  or  continue  to act, as the case may be, in a manner  consistent  with their  fiduciary  obligations  to all of the  Company's stockholders.

               6.3  AMENDMENT OF  CONSULTING  AGREEMENT.  The Company  agrees to amend,  and to cause  William  Apfelbaum  ("Apfelbaum")  to amend,  that certain
Consulting  Agreement  dated as of  October  1, 2002  between  the  Company  and
Apfelbaum  (the  "Consulting  Agreement")  so as  to  terminate  the  Consulting
Agreement  on and as of the  earlier to occur of (i) the Closing  Date,  or (ii)
September  30,  2003,  in either  case  without  further  payment  to  Apfelbaum thereunder  beyond (a) his normal  monthly or bi-weekly  consulting  fee accrued through such date of termination,  and (b)  reimbursement  of expenses  incurred through  the date of such  termination  in  accordance  with  the  terms of such
Consulting Agreement.

               6.4  SPECIAL   DISTRIBUTION.   The  Preliminary  Proxy  Statement
contemplates a special distribution of $12,250,000 to the Company's stockholders
(the "Initial Special  Distribution").  If the Initial Special  Distribution has
not been made within 60 days of the Closing  Date,  the Company  shall  promptly cause the election to the Company's Board of Directors of one person  designated by the Stockholders.  The written notification by Mark E. Schwarz to the Company of the name of such designee shall be binding upon all the Stockholders.

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 32 of 45 pages
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               6.5 PAYMENT OF LEGAL FEES. Promptly upon the Closing, the Company agrees to pay to Newcastle  Partners,  L.P.,  on behalf of the Group and all the
Stockholders,  via check or wire transfer to an account  designated by Newcastle
Partners, L.P., the sum of Seventy-Five Thousand Dollars ($75,000.00) in payment of the Group's legal fees.

            7. MISCELLANEOUS.

               7.1 TERMINATION OF THIS AGREEMENT.  This Agreement shall (i) with respect to Sections  1, 4.1,  4.2,  4.3 and 5,  terminate  automatically  on the approval by the Company's  stockholders of the matters set forth in Section 1.1, and (ii) with  respect  to all other  provisions,  remain in effect for the time periods  described therein (which is indefinitely for Sections 4.4 and 4.5), and the terms of this  Section 7 shall remain in effect with respect to such ongoing covenants  for the same period;  provided  however,  that this  Agreement  shall terminate automatically in its entirety upon the earlier to occur of (a) October
31, 2003, or (b) the termination of the Merger Agreement  (unless the reason for such termination is the pursuit by the Company of a Takeover  Proposal which the
Company then promptly  enters into, in which case this Agreement would terminate upon the  termination  of the agreement  with respect to such Takeover  Proposal instead of upon termination of the Merger Agreement).

               7.2 DESCRIPTIVE  HEADINGS.  The descriptive  headings used herein are inserted for  convenience  of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               7.3 SEVERABILITY. Whenever possible, each provision or portion of any  provision of this  Agreement  will be  interpreted  in such manner as to be effective and valid under  applicable law but if any provision or portion of any provision of this Agreement is held to be invalid,  illegal or  unenforceable in any  respect  under  any  applicable  law  or  rule  in any  jurisdiction,  such invalidity,  illegality or unenforceability  will not affect any other provision or portion of any provision in such  jurisdiction,  and this  Agreement  will be reformed,  construed  and  enforced  in such  jurisdiction  as if such  invalid, illegal or  unenforceable  provision or portion of any  provision had never been contained herein.

               7.4  ENTIRE  AGREEMENT;  ASSIGNMENT.  This  Agreement,  and  that certain  Confidentiality  Agreement dated October 11, 2002 (the "Confidentiality
Agreement")  between the Company and Newcastle  Partners,  L.P.,  constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings,  both written and oral, among the parties with respect to the subject matter  hereof.  For the avoidance of doubt, the  Confidentiality  Agreement shall survive execution,  delivery and performance  of this  Agreement in  accordance  with its terms.  Nothing in this
Agreement,  express or implied,  is  intended to or shall  confer upon any other

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 33 of 45 pages
----------------------                                   -----------------------

person or entity any right,  benefit or remedy of any nature whatsoever under or by reason of this  Agreement.  This Agreement shall not be assigned by operation of law  (except as  expressly  contemplated  by Section  4.1) or  otherwise  and
(subject  to such  Section  4.1) shall be binding  upon and inure  solely to the benefit of each party hereto.

               7.5  AMENDMENTS.  This  Agreement  may not be modified,  amended, altered or  supplemented,  except upon the  execution  and delivery of a written agreement executed by each of the parties hereto.

               7.6 NOTICES.  All notices,  requests,  claims,  demands and other communications  hereunder  shall be in writing  and shall be given (and shall be deemed to have been duly received upon receipt if so given) by hand delivery, by facsimile  transmission  or by  mail  (registered  or  certified  mail,  postage prepaid,  return receipt  requested) or by any courier service,  such as Federal
Express,  providing  proof of delivery.  All  communications  hereunder shall be delivered to the respective parties at the following addresses:

If to any Stockholder:

                        c/o Newcastle Partners, L.P.
                        300 Crescent Court, Suite 1110
                        Dallas, Texas  75201
                        Attention:  Mark E. Schwarz
                        Facsimile:  (214) 661-7474

If to the Company:

                        MaxWorldwide, Inc.
                        50 West 23rd Street
                        Fourth Floor
                        New York, NY  10010
                        Attention:  General Counsel
                        Facsimile:  (212) 404-1040

or to such  other  address  as the  person  to whom  notice  is  given  may have previously furnished to the others in writing in the manner set forth above.

               7.7  GOVERNING  LAW.  This  Agreement  shall be  governed  by and construed in  accordance  with the laws of the State of Delaware,  regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                    (a)  Each   party   hereto   irrevocably   submits   to  the
jurisdiction  of any Delaware  state court or any federal  court  sitting in the
State of  Delaware in any action  arising out of or relating to this  Agreement, and hereby  irrevocably  agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court.  Each party hereto

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 34 of 45 pages
----------------------                                   -----------------------

hereby irrevocably waives, to the fullest extent it may do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties
hereto  further  agree,  to  the  extent   permitted  by  law,  that  final  and
unappealable   judgment  against  any  of  them  in  any  action  or  proceeding contemplated  above  shall  be  conclusive  and  may be  enforced  in any  other jurisdiction  within or outside  the United  States by suit on the  judgment,  a certified  copy of which shall be conclusive  evidence of the fact and amount of such judgment.

                    (b) To the extent that any party hereto has or hereafter may acquire any immunity  from  jurisdiction  of any court or from any legal process
(whether through service or notice, attachment prior to judgment,  attachment in aid of  execution,  execution  or  otherwise)  with  respect  to  itself  or its property,  each party hereto hereby  irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                    (c)  Each  party  hereto  waives,   to  the  fullest  extent
permitted  by  applicable  laws,  any  right  it may  have to a trial by jury in respect of any  action,  suit or  proceeding  arising out of or relating to this
Agreement.  Each party hereto  certifies  that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

               7.8  REMEDIES.  Each  Stockholder  and the Company  recognize and acknowledge that a breach by it of any covenants or agreements contained in this
Agreement will cause the other party to sustain  irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each
Stockholder  and the  Company  agree that in the event of any such breach by the other, any Stockholder or the Company,  as the case may be, shall be entitled to the  remedy  of  specific  performance  of such  covenants  and  agreements  and injunctive and other equitable relief.

               7.9 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more  counterparts,  each of which shall be deemed to be an  original, but all of which together shall constitute one and the same Agreement.

                     [remainder of page intentionally blank]

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CUSIP No. 539441105                   13D                    Page 35 of 45 pages
----------------------                                   -----------------------

                        SIGNATURE PAGE - VOTING AGREEMENT

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       COMPANY:

                                       MAXWORLDWIDE, INC.,
                                       a Delaware corporation

                                       By: /s/ Peter M. Huie
                                           -------------------------------------
                                           Name:   Peter M. Huie
                                           Title:  General Counsel, SVP and
                                                   Secretary

                                       STOCKHOLDERS:

                                       NEWCASTLE PARTNERS, L.P.

                                       By:  Newcastle Capital Management, L.P.,
                                            its general partner

                                            By:  Newcastle Capital Group, L.L.C.,
                                                 its general partner

                                                 By: /s/ Mark E. Schwarz
                                                     ---------------------------
                                                     Mark E. Schwarz,
                                                     Managing Member

                                       NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                       By:  Newcastle Capital Group, L.L.C.,
                                            its general partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                       NEWCASTLE CAPITAL GROUP, L.L.C.

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

                       (Signatures continued on next page)

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CUSIP No. 539441105                   13D                    Page 36 of 45 pages
----------------------                                   -----------------------

                                       /s/ Mark E. Schwarz
                                       -----------------------------------------
                                       MARK E. SCHWARZ

                                       COUCHMAN CAPITAL LLC

                                       By: /s/ Jonathan Couchman
                                           -------------------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       COUCHMAN PARTNERS, L.P.

                                       By:  Couchman Capital LLC,
                                            its general partner

                                            By: /s/ Jonathan Couchman
                                                --------------------------------
                                                Jonathan Couchman
                                                Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------------
                                       JONATHAN COUCHMAN

                       (Signatures continued on next page)

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CUSIP No. 539441105                   13D                    Page 37 of 45 pages
----------------------                                   -----------------------

                                       FURTHERFIELD PARTNERS, L.P.

                                       By:  Skiles Partners, L.P.,
                                            its general partner

                                            By:  DB3 Holdings Corp.,
                                                 its general partner

                                                 By: /s/ Daniel A. Breen III
                                                     ---------------------------
                                                     Daniel A. Breen III, President

                                       SKILES PARTNERS, L.P.

                                       By:  DB3 Holdings Corp.,
                                            its general partner

                                            By: /s/ Daniel A. Breen III
                                                --------------------------------
                                                Daniel A. Breen III, President

                                       DB3 HOLDINGS CORP.

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       Daniel A. Breen III, President

                                       /s/ Daniel A. Breen III
                                       -----------------------------------------
                                       DANIEL A. BREEN III

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 38 of 45 pages
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                                  ATTACHMENT A
                                  ------------

                                                       Number of Shares
Name of Stockholder*                                   Beneficially Owned*
--------------------                                   ------------------

Newcastle Partners, L.P.                                   1,715,669

Newcastle Capital Management, L.P.                         1,715,669

Newcastle Capital Group, L.L.C.                            1,715,669

Mark E. Schwarz                                            1,715,669

Couchman Partners, L.P.                                    1,537,362

Couchman Capital LLC                                       1,537,362

Jonathan Couchman                                          1,537,362

Furtherfield Partners, L.P.                                  110,000

Skiles Partners, L.P.                                        110,000

DB3 Holdings Corp.                                           110,000

Daniel A. Breen III                                          110,000

The MaxWorldwide Full Value Committee                           -0-

--------
* Each Stockholder whose name appears above is a member of The MaxWorldwide Full
Value Committee,  a "group" as contemplated by Section 13(d) of the Exchange Act and the rules  promulgated  thereunder,  and each  Stockholder  may be deemed to beneficially own the number of shares owned by any other member of such group.

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 39 of 45 pages
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                                   EXHIBIT A

                       PLAN OF LIQUIDATION AND DISSOLUTION
                                       OF
                       MAXWORLDWIDE, INC. AND SUBSIDIARIES

The following  shall  constitute the Plan of Liquidation  and  Dissolution  (the
"Plan")  of  MaxWorldwide,   Inc.  and  its  subsidiaries   (collectively,   the
"Company"), pursuant to the Delaware General Corporation Law (the "DGCL").

1. The Board of Directors of the Company (the "Board of Directors")  has adopted the Plan, conditional upon the consummation of the transactions  contemplated by that certain Agreement and Plan of Merger, dated as of March 12, 2003, among the
Company, Bulldog Holdings, Inc., The Excite Company, Inc. and Millie Acquisition
Sub, LLC (the  "Merger  Agreement"),  and has called a meeting of the  Company's stockholders to vote on the Plan.

2. The effective  date of the Plan shall be the later of (i) the date upon which the  transactions  contemplated by the Merger  Agreement are consummated or (ii)
the date on which holders of a majority of the outstanding  stock of the Company entitled to vote thereon have adopted the Plan (the "Effective Date").

3. The Plan is intended to be a plan of liquidation and  dissolution.  After the
Effective Date, the Company shall:

   (a) file a certificate of dissolution  pursuant to the DGCL and promptly take all actions that may be necessary or  appropriate in the opinion of the Board of
Directors, consistent with its fiduciary duties, to dissolve the Company;

   (b) sell, exchange, lease or otherwise dispose of any remaining assets (other than cash and cash  equivalents)  of the  Company to any  person or persons  for consideration  and upon terms and conditions deemed by the Board of Directors to be in the best interests of the Company and its creditors and  stockholders.  In connection with such sale,  exchange,  lease or other  disposition,  the Company shall collect or make provision for the  collection of all accounts  receivable, debts, and other claims owing to the Company;

   (c) provide such notice of dissolution, if any, to creditors and claimants of the Company as the Board of  Directors,  in its  discretion,  may  determine  is necessary or appropriate or as may be permitted or required by applicable law;

   (d) (i) pay or make reasonable  provision to pay all claims and  obligations, including all contingent,  conditional or unmatured  contractual claims known to the  Company;  (ii)  make  such  provision  as will be  reasonably  likely to be sufficient to provide  compensation  for any claims against the Company which is the subject of a pending  action,  suit or  proceeding to which the Company is a

----------------------                                   -----------------------
CUSIP No. 539441105                   13D                    Page 40 of 45 pages
----------------------                                   -----------------------

party;  and  (iii)  make  such  provision  as will be  reasonably  likely  to be sufficient to provide  compensation  for claims that have not been made known to the  Company  or that  have not  arisen  but that,  based on facts  known to the
Company are likely to arise or to become  known to the Company  within ten years after the date of  dissolution,  and such  claims  shall be paid in full and any such provision for payment made shall be made in full so long as the Company has sufficient assets to do so;

   (e)  wind up its  business  activities  and  withdraw  the  Company  from any jurisdiction in which it is qualified to do business; and

   (f) as soon as  practicable  and  consistent  with the  terms  of this  Plan, distribute all of its remaining  assets, if any, pro-rata to its stockholders in one or a  series  of  distributions.  Such  distribution(s)  shall be in cash or assets,  in such amounts and at such times,  as the Board of  Directors  (or any escrow  agent(s) or  trustee(s)  as may be  appointed  by the Board of Directors under this Plan) may in their discretion  determine.  The  distributions so made shall be in complete liquidation of the Company and in exchange for the complete redemption  and  cancellation  of all of the capital stock of the Company.  As a condition  to  the  receipt  of  any  such  distribution  to  stockholders,  the stockholders  may be required to: (i) surrender  their  certificates  evidencing shares of stock of the  Company to the  Company or its agent for the  purpose of recording  the  distribution  thereon;  or (ii) furnish the Company or its agent with  satisfactory  evidence  of the  loss,  theft  or  destruction  of any such certificate, together with a surety bond or other security or indemnity.

4. If and to the extent deemed necessary, appropriate or desirable by applicable law or the Board of Directors  (or any escrow  agent(s) or  trustee(s) as may be appointed  by the  Board of  Directors  under  this  Plan),  the  Company  shall establish and set aside a reasonable  amount of cash and/or  property to satisfy claims against and expenses of the Company,  including,  without limitation, tax obligations,  all expenses of the sale of the Company's  assets,  the collection and defense of the Company's assets,  contingent,  conditional,  unmatured,  and unknown  claims,  and other  expenses in  connection  with the  liquidation  and dissolution provided for in this Plan (the "Contingency Reserve").

5. If any  distribution  to a stockholder  of the Company cannot be made because the  stockholder  cannot be located,  the  stockholder  has not  surrendered its certificates evidencing its shares of stock of the Company as required under the
Plan, or for any other reason,  the  distribution  to which such  stockholder is entitled  (unless  transferred to an escrow account or trust  established by the
Board of Directors  under this Plan) shall be  transferred,  at such time as the final  distribution  of assets is made by the Company (or by any escrow agent(s)
or trustee(s) as may be appointed by the Board of Directors under this Plan), to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such  distribution.  The  proceeds of such  distribution shall thereafter be held solely for the benefit of and for ultimate distribution

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to such  stockholder as the sole equitable owner thereof and shall be treated as abandoned  property and escheat to the applicable state or other jurisdiction in accordance  with  applicable  law.  In no event  shall the  proceeds of any such distribution revert to or become the property of the Company.

6. Adoption of this Plan by the holders of a majority of the  outstanding  stock of the Company  entitled to vote thereon  shall  constitute  the approval of the
Company's stockholders of the sale, exchange,  lease or other disposition of all of the assets of the Company (other than the  transactions  contemplated  by the
Merger  Agreement),  whether  such sale,  exchange,  lease or other  disposition occurs in one  transaction  or a series of  transactions,  and shall  constitute ratification of all contracts for the sale, exchange, lease or other disposition of the  Company's  assets that are  conditioned  on  adoption of this Plan.  The
Company  shall be  authorized  to commence  the sale,  exchange,  lease or other disposition  of its assets  immediately  following  the adoption and approval of this  Plan  by its  stockholders  or at  such  other  time  or  times  as may be determined  by the Board of Directors  in order to attain the highest  value for such assets and maximize value for its stockholders and creditors. The Company's assets  may be sold in bulk to one  buyer or a small  number  of  buyers or on a piecemeal basis to numerous buyers.  The Company shall not be required to obtain appraisals  or other  third  party  opinions  as to the  value of its  assets in connection with the dissolution and liquidation  unless the Company engages in a material transaction with an affiliate.

7. From and after the filing of the certificate of dissolution with the Delaware
Secretary  of State,  the  Company  shall not  engage in any  business  or other activity  except as required to  preserve  the value of its assets,  wind up its affairs in an orderly and  businesslike  manner,  and  distribute  its assets in accordance  with this Plan,  or as the Board of  Directors  may  determine to be appropriate  in  connection  therewith  and  to  complete  the  liquidation  and dissolution of the Company, all in accordance with the DGCL.

8.  Except as may be limited  by law,  if the Board of  Directors  shall deem it necessary and  advisable in order to effect the  completion of this Plan, it may establish  an  escrow  account  or  liquidating  trust  for the  benefit  of the
Company's  stockholders  and may  transfer  to  such  escrow  account  or to the liquidating trustee(s) (i) any assets the retention of which may be advisable to satisfy all debts and liabilities,  including  without  limitation,  contingent, conditional,  unmatured or unknown claims; and (ii) any assets held on behalf of stockholders who cannot be located. At the time an escrow account or liquidating trust is  established,  if any, the Board of Directors shall appoint such person or  persons  as it  deems  appropriate  to  serve  as  the  escrow  agent(s)  or trustee(s).

9. Unless the Board of Directors  determines  that the closing of the  Company's stock  transfer  books should occur at an earlier time, the stock transfer books of the Company will close and the Company will cease to record  transfers of its stock on the  earliest to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final  distribution of assets;  (ii) the close of business on the date on which the  remaining  assets of the Company are transferred to any escrow account or liquidating  trust established by the Board of Directors  under the Plan;  and (iii) the date on which the Company ceases to

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exist under  Delaware law (following any  post-dissolution  continuation  period thereunder).  Thereafter,  certificates  representing  shares  of  stock  of the
Company  will not be  assignable  or  transferable  on the books of the  Company
(except by will, intestate succession or operation of law).

10. If the Board of Directors  determines to follow the  procedures set forth in
Section 280 of the DGCL,  then the following steps shall be taken, to the extent deemed  necessary or  appropriate  by the Board of Directors,  all in accordance with Sections 280 and 281(a) of the DGCL:

   (a) The giving of notice of the  dissolution  requiring all persons  having a claim  against the Company,  other than a claim against the Company in a pending action,  suit or  proceeding  to which the Company is a party,  to present their claims against the Company,  including giving notice to persons with contractual claims  contingent  upon the  occurrence  or  nonoccurrence  of future events or otherwise conditional or not mature ("Contingent Contractual Claims");

   (b) The publication of such notice of dissolution;

   (c) The  mailing of notice of  rejection  to the  claimant  of any claim made against the Company in accordance  with Section 280 of the DGCL that the Company rejects, in whole or in part;

   (d)  The  mailing  of  offers  for  security  to  persons  having  Contingent
Contractual Claims, in an amount the Company determines is sufficient to provide compensation  to the  claimant  if the claim  matures  and the  posting  of such security offered and not rejected by such claimant;

   (e) The petitioning of the Delaware Court of Chancery to determine the amount and form of security  sufficient  to provide  compensation  to any  claimant who rejected the offer for security;

   (f) The petitioning of the Delaware Court of Chancery to determine the amount and form of security that will be reasonably  likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action,  suit or  proceeding to which the Company is a party  ("Pending  Actions
Claims") (other than claims barred by Section 280 of the DGCL);

   (g) The petitioning of the Court of Chancery to determine the amount and form of  security  that  will  be  reasonably  likely  to be  sufficient  to  provide compensation for claims that have not been made known to the corporation or that have not arisen but that,  based on facts  known to the  Company,  are likely to arise or to become known to the corporation  within five years after the date of dissolution (or such longer period as the Court may determine,  not to exceed 10 years from dissolution) ("Potential Future Claims");

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   (h) The posting of any security  ordered by the Court of Chancery for Pending
Action Claims;

   (i) The payment of claims made and not rejected under Section 280 of the DGCL and the payment,  or the making of adequate  provision  for the payment,  of all other claims that are mature,  known and  uncontested  or that have been finally determined to be owing by the Company;

   (j) The  posting  of any  security  ordered  by the  Court  of  Chancery  for
Contingent Contractual Claims; and

   (k) The  posting  of any  security  ordered  by the  Court  of  Chancery  for
Potential Future Claims.

11.  Notwithstanding the foregoing,  the Company shall not be required to follow the  procedures  set forth in Section 280 of the DGCL,  and the  adoption of the
Plan by the  stockholders  of the Company  shall  constitute  full and  complete authority  for the Board of Directors  and the officers of the Company,  without further  stockholder  action,  to proceed with the dissolution,  winding up, and liquidation of the Company in accordance  with any  applicable  provision of the
DGCL, including, without limitation,  Section 281(b) of the DGCL and to take all actions as may be necessary or appropriate  in  furtherance of the  dissolution, winding  up, and  liquidation  of the Company in  accordance  with this Plan and
Delaware law.

12. The Board of Directors  and officers of the Company shall take all remaining action required to be taken by the Company,  including (without  limitation) the payment of or provision for all expenses,  liabilities  and  obligations  of the
Company  incurred in connection  with the  liquidation  and  dissolution  of the
Company as provided for herein.  Without  limiting the foregoing,  in connection with and for the purpose of implementing  and assuring  completion of this Plan, the Company  may, in the  discretion  of the Board of  Directors  (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors  under this
Plan)  pay the  Company's  officers,  directors,  employees,  agents  and  their representatives,  or any of them,  compensation,  in cash or other property, and may provide for  indemnification  (including  advancement  of  expenses) to such persons,  or any of them, in connection  with the  implementation  of this Plan.
Adoption of this Plan by the holders of a majority of the  outstanding  stock of the Company  entitled  to vote  thereon  shall  constitute  the  approval of the
Company's  stockholders of the payment of any such compensation and providing of any such indemnification (including advancement of expenses).

13. The Board of Directors of the Company is hereby authorized,  without further action  by the  stockholders  of the  Company,  to do and  perform  or cause the officers of the Company,  subject to the approval of the Board of Directors,  to

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do and perform,  any and all acts and things,  to incur and pay all expenses and liabilities,  to adopt all votes and resolutions,  and to make, execute, deliver or adopt any and all notices, agreements, resolutions, conveyances, certificates and other  documents of every kind which are deemed  necessary,  appropriate  or desirable,  in the  discretion  of the Board of  Directors,  for the  purpose of effecting  the  dissolution  of the  Company  and the  winding  up and  complete liquidation  of its  business and affairs as  contemplated  in this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts  required by any state or federal law or  regulation  to wind up its affairs.

14. The Company shall  continue to indemnify and provide for the  advancement of expenses to its officers,  directors,  employees,  agents and representatives in accordance with its certificate of incorporation,  its bylaws,  each as amended, and any other  contractual  arrangements  and  indemnification  agreements,  for actions  taken in connection  with this Plan and the  winding-up of the business and affairs of the Company.  The  Company's  obligation to indemnify (or advance expenses to) such persons may also be satisfied  out of the assets of any escrow account or trust(s)  established by the Board of Directors  under this Plan. The
Board of Directors (or any escrow  agent(s) or trustee(s) as may be appointed by the Board of Directors  under this Plan),  in its  discretion,  is authorized to obtain and maintain  insurance as may be necessary or  appropriate  to cover the
Company's obligations under this Plan.

15.  The  Board of  Directors  is  authorized  to take  such  action as it deems appropriate with respect to the Company's  employee  incentive  compensation and employee benefit plans.

16. The Board of Directors may modify or amend this Plan if it  determines  that such action would be in the best interests of the Company and its  stockholders.
In the event that the  modification  or amendment  will, in the sole judgment of the Board of Directors,  materially  and  adversely  affect the interests of the
stockholders,   such   modification  or  amendment  will  be  submitted  to  the
stockholders  for approval.  If the Board of Directors  determines,  in its sole judgment,  that  abandonment  of this Plan would be in the best interests of the
Company and its  stockholders,  the Board of Directors  may abandon the Plan and all action contemplated  thereunder,  without further action by the stockholders to the  extent  permitted  by  Delaware  law;  provided  however,  the  Board of
Directors  shall not abandon the Plan unless the Board of Directors  determines, after  consultation  with the  Company's  outside  counsel,  that its failure to abandon the Plan would be  inconsistent  with the Board of Directors'  fiduciary obligations to the Company's stockholders.

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                                   EXHIBIT B

Beginning  on March 21, 2002,  a number of  purported  shareholder  class action lawsuits were filed in the United States District Court for the Central District
of California  against L90, Inc., John C. Bohan,  Thomas A. Sebastian,  Peter E.
Ligeti,  Peter G. Diamandis and G. Bruce Redditt.  These suits were consolidated into a single  action on July 18,  2002,  entitled  In re L90,  Inc.  Securities
Litigation,  Master File No. CV 02-2329 ABC (PjWx),  for which plaintiff John A.
Levin serves as Lead Plaintiff.